Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

U.S. Global Investors Funds

We consent to the use of our report, dated February 25, 2014, incorporated by reference herein, with respect to the financial statements of the U.S. Government Securities Ultra-Short Bond Fund (formerly U.S. Government Securities Savings Fund), Near-Term Tax Free Fund, All American Equity Fund, Holmes Macro Trends Fund (formerly Holmes Growth Fund), Global Resources Fund, World Precious Minerals Fund, Gold and Precious Metals Fund, Emerging Europe Fund (formerly Eastern European Fund), and China Region Fund, each a fund within the U.S. Global Investors Funds, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm and Legal Counsel” in the Statements of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
April 30, 2014